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                                                                    Exhibit 99.1

Investor call - Martin E. Kenney's prepared statement

Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the second quarter ended June 30, 2004. Also in attendance with me today is Rick Nota, WRC's Senior VP of Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the market environment.

MARKET ENVIRONMENT

In the second quarter we noted an improving K-12 funding market with more regular federal funding flows and an improvement in state and local funding compared to last year's funding environment but spending in certain sectors such as in the educational technology and library markets remains under pressure.

States across the country are reporting stronger tax collections this past spring and summer for the first time in three years, leading to hopes that the bleakest budget-cutting days of the economic downturn are over. Stronger-than-anticipated tax revenues combined with tight spending practices over the past few years are allowing 32 states to finish their 2004 fiscal years with surpluses, according to a survey by the National Conference of State Legislatures. But most of those surpluses are small and for many states tax revenues are not growing fast enough to offset the rapidly rising costs of Medicaid, pensions and education, which account for most state spending. As a result, 33 states faced projected revenue shortfalls in their 2005 budgets, and about 20 are still struggling to close them. But for most states, the estimated shortfalls are significantly smaller than the vast gaps they had to close in recent years. In a recent NY Times article, senior vice president for state ratings at Moody's Investors Service, Robert Kurtter stated that revenues are improving, but for almost all states, it is not enough (1). He stated that "Fiscal '05 is continuing to be a difficult budget year."

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Governors expect expenditures for their 2005 fiscal years to rise 2.8 percent from 2004, well below the 26-year average of 6.2 percent, the National Governors Association, which released its own survey of budgets in May 2004.
 The growth in spending is up from the 0.6 percent increase in the last fiscal year, which was the smallest increase in 20 years, the association said (1). In summary, while state budgets are in better shape than the previous couple of fiscal years, we do not expect a significant increase in state education funding for the upcoming 2004-05 school year. Our view of the current market environment is it's going to take significantly longer than a few months of improved tax collections to lift states out of their financial difficulties before states will be in a position to increase education funding.

On the political front, the Kerry campaign released details of its K-12 "Plan for America." The plan includes "full funding" for No Child Left Behind (certainly a positive for supplemental education companies), opposition to "vouchers," (which was expected), a plan for increased graduation rates for minorities, and a promise for extra pay for teachers with "extra skills" and who "excel in helping children learn." (1) Source: May 4, 2004 New York Times article, States' Tax Receipts Rise, Leading to Some Surpluses by James Dao

SECOND QUARTER FINANCIAL OVERVIEW

In the second quarter, WRC Media's consolidated net revenue increased $1.7 million, or approximately 4%, to $45.8 million compared to the same period in 2003. This increase was driven by significantly higher revenue at AGS. In the second quarter, revenue at AGS increased $4.4 million, or nearly 33% to $17.9 million from $13.5 million for the same period in 2003. This increase in revenue was partially offset by a decrease in revenue at Weekly Reader and CompassLearning/Child U, our educational technology segment.

At AGS, assessment revenue increased significantly by $3.3 million or 51% in the second quarter compared to the same period in 2003 driven by two new individualized assessment product launches (KABC-II: Kaufman Assessment Battery for Children and KTEA-II), continued acceptance of GRADE (our group reading assessment) and the soft launch of GMADE (our new group math assessment). In addition, curriculum revenue in the second quarter was $1.1 million or 16% higher than the same period in 2003 driven by full year sales of 2003 textbook releases along with 2004 new releases (Economics and Math Concepts) and revised textbooks (Geometry).

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At Weekly Reader, revenue in the second quarter declined $1.5 million or approximately 27% to $4.1 million compared to the second quarter in 2003 primarily due to timing of licensing revenue related to a QVC channel event which took place in the second quarter of the prior year and which will take place in the fourth quarter in 2004. The event which was originally planned to take place in the second quarter in 2004 was moved to the fourth quarter to coincide with a National Reading Day in November. Revenue from this event is expected to be approximately $1.0 million.

At CompassLearning/ChildU, revenue declined $1.1 million, or 7.6% to $13.3 million in the second quarter from $14.4 million for the same period in 2003 primarily driven by lower software revenue of $1.7 million partially offset by higher professional development services revenue of $900 thousand. Revenue from technical support services was approximately $400 thousand lower compared to the second quarter in 2003. At Compass, tightness in funding continues to pressure its top-line. The pipeline for its software products is strong but the tight funding environment has lengthened the sales cycle especially for large deals negatively affecting Compass' near term financial performance. In the second quarter, a $1.2 million sale to the Camden NJ school district which was forecasted to close was delayed and closed in July. The delay was due to increased scrutiny by the Camden school board because of the magnitude of the sale.

At World Almanac, second quarter revenue fell slightly by 1% to $10.5 million compared to the same period in 2003 primarily due to lower shipments of children's library books at World Almanac's distribution Company (Library Services) partially offset by higher sales at Gareth Stevens, our children's library book publisher. Revenue at Gareth Stevens was approximately $500 thousand or 18% higher in the second quarter and approximately 7% higher for the first half of 2004 compared to the same period in 2003. The results at Gareth Stevens are particularly encouraging in light of the continued weak library funding market. We attribute Gareth Stevens favorable results primarily to expansion of its sales channels and to its sales and marketing strategies. In 2004, Gareth Stevens expanded its soft cover and Spanish language books. Additionally, Gareth Stevens has increased its telesales resources to promoting its proprietary books rather than other publisher's (primarily Rosen) books.

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WRC Media's income from operations decreased by $1.7 million, to $2.0 million for the three-months ended June 30, 2004 from $3.7 million in the same period in 2003. The decrease in operating income was primarily the result of $1.1 million of higher non-recurring professional fees primarily related to the previously disclosed SEC inquiry and $900 thousand of higher sales and marketing expense associated with the launch of new products.

Adjusted EBITDA decreased $2.2 million, or 22.4%, to $7.6 million from $9.8 million for the same period in 2003. This decrease was primarily attributable to revenue shortfall at CompassLearning and Weekly Reader and the higher non-recurring professional fees previously discussed. For debt covenant compliance purposes, the $1.1 million of non-recurring expenses related to the SEC inquiry are excluded from the calculation of our Senior Leverage ratio.

Net loss increased by $7.6 million, to $12.5 million for the three-months ended June 30, 2004 from $4.9 million in the same period in 2003 primarily as a result of the loss from operations combined with $6.2 million of higher interest expense primarily resulting from our 2004 adoption of Statement of Financial Accounting Standard (the "Statement") Number 150. The Statement requires dividends on our 15% Redeemable Preferred Stock to be recorded as interest expense in the condensed consolidated statement of operations for all periods starting January 1, 2004. The dividends on the Redeemable Preferred Stock for the three-months ended March 31, 2004 increased interest expense by approximately $5.2 million.

We were in compliance with our financial covenant under the both First Lien and Second Lien Facilities for the period ended June 30, 2004. The Company's senior leverage ratio was 3.56 to 1.0 for the period ended June 30, 2004. The covenant under First Lien Facility required a Senior Leverage Ratio not to exceed 4.00:1.00 and the covenant under the Second Lien Facility required the Senior Leverage Ratio not to exceed 4.25:1.00 for the period ended June 30, 2004.

As of June 30, 2004, WRC Media's cash balance was $5.1 million and consolidated debt was $301.0 million. There were $8 million in outstanding advances under the Company's $30.0 million revolving credit facility as of June 30, 2004. Capital expenditures (including prepublication costs and capitalized software) for the six months ended June 30, 2004 was $5.5 million.
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OUTLOOK

Our outlook indicates that the school spending environment will continue to be challenging in the second half of 2004. We see continued challenging market conditions in the library and instructional technology markets but we are encouraged by the improving market conditions in the testing and assessment area of our market.

AGS is on track to substantially beat its 2003 results driven by double-digit growth in its assessment product line and growth in its curriculum product line resulting from new product releases.

Revenue from Weekly Reader's supplementary products are projected to significantly beat the prior year driven by election skills books sales which are projected to offset a decline in circulation revenue.

At World Almanac Education Group, core library business revenues are projected to stabilize bolstered by the above market growth of Gareth Stevens which is offsetting lower revenues at World Almanac's library distribution unit and revenue from sale of The World Almanac and The World Almanac for Kids editions are expected to approximate revenue in 2003.

At CompassLearning, the Company's Q3 pipeline is strong approximating $21 million. Software and service revenue will continue to be driven by the new release of the CompassLearning Odyssey web-enabled management, curriculum and assessment product. However, the uncertainty of the economy and its continuing impact on state funding continues to be a concern of ours.


This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.